Exhibit 3.1
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK
OF
CHINA XD PLASTICS COMPANY LIMITED.

    China XD Plastics Company Limited. (the "Company"), a corporation organized and existing under the Nevada Revised Statutes of the State of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to the provisions of the Nevada Revised Statutes, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company's previously authorized preferred stock, par value $0.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Fifteen Thousand One Hundred Eighty Eight (15,188) shares of Series C Convertible Preferred Stock of the Company, as follows:

    RESOLVED, that the Company is authorized to issue 15,188 shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the "Preferred Shares"), which shall have the following powers, designations, preferences and other special rights:

    (1) Dividends.  The holders of the Preferred Shares (each, a "Holder" and collectively, the "Holders") shall be entitled to receive dividends ("Dividends") payable in cash (unless another form of consideration is mutually agreed by the Company and any particular Holder) on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below), which shall be cumulative.  Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed.  Dividends shall be payable in arrears on each January 1, April 1, July 1, and October 1 (each, a "Dividend Date") with the first Dividend Date being January 1, 2010, and the last Dividend Date being the Maturity Date.  If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.

    (2) Conversion of Preferred Shares.  Preferred Shares shall be convertible into shares of the Company’s Common Stock, par value $0.0001 per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

       (a) Certain Defined Terms.  For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) "Additional Amount" means, on a per Preferred Share basis, the product of (A) the result of the following formula: (Dividend Rate)(N/365) and (B) the Stated Value.

(ii) "AMEX" means the NYSE AMEX Equities.

    (iii)              "Approved Stock Plan" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

(iv) "Bloomberg" means Bloomberg Financial Markets.

(v) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

    (vi)        "Capital Stock" means: (A) in the case of a corporation, corporate stock; (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    (vii)       "Change of Control" means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

    (viii)      "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the applicable Eligible Market, as reported by Bloomberg, or, if the applicable Eligible Market begins to operate on an extended hours basis and does not designate the closing bid price or closing trade price then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the foregoing do not apply, the last bid price or the last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last bid price or last trade price is reported for such security by Bloomberg, the average of the bid prices or ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders.  If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii).  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(ix) "Conversion Amount" means the sum of (A) the Additional Amount and (B) the Stated Value.

(x) "Conversion Price" means $4.60, subject to adjustment as provided herein.

(xi) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

    (xii)        "Dividend Rate" means (A) six percent (6.0%) per annum and (B) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, fifteen percent (15%) per annum.

(xiii) "Eligible Market" means the OTC Bulletin Board, the New York Stock Exchange, the NYSE Amex Equities, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market.

    (xiv)       "Equity Conditions" means:  (A) on each day during the period beginning sixty (60) days prior to the applicable date of determination and ending on and including the applicable date of determination (the "Equity Conditions Measuring Period"), either (1) the Registration Statement (as defined in the Registration Rights Agreement) filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (2) all shares of Common Stock issued and issuable upon conversion of the Preferred Shares and upon exercise of the Warrants shall be eligible for sale pursuant to Rule 144 without restriction or limitation and without the need for registration under any applicable federal or state securities laws; (B) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on an Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall proceedings for such delisting or suspension by such exchange or market have been commenced, threatened or pending either (1) in writing by such exchange or market or (2) by falling below the minimum listing maintenance requirements of such exchange or market; (C) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Common Stock upon conversion of the Preferred Shares to the Holders on a timely basis as set forth in Section 2(d)(ii) hereof; (D) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 6 hereof or the rules or regulations of the applicable Eligible Market; (E) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (F) during the Equity Conditions Measuring Period, there shall not have occurred either (1) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (2) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (G) the Company shall have no knowledge of any fact that would cause (1) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (2) all shares of Common Stock issued and issuable upon conversion of the Preferred Shares and upon exercise of the Warrants not to be eligible for sale pursuant to Rule 144 without restriction or limitation and without the need for registration under any applicable federal or state securities laws; and (H) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

    (xv)         "Fundamental Transaction" means that the Company shall (or in the case of clause (F) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)), directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (D) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock, or (F) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(xvi) "Initial Issuance Date" means December 1, 2009.

    (xvii)       "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

    (xviii)     "Make-Whole Additional Amount" means, as to any Conversion Amount on any Conversion Date, as to any Triggering Event Redemption on any Triggering Event Redemption Date or as to any Change of Control Redemption on any Change of Control Redemption Date, the amount per applicable Preferred Share of any Dividends that, but for (i) the Holder's exercise of its conversion right pursuant to Section 2, (ii) a Triggering Event Redemption pursuant to Section 3(b), or (iii) a Change of Control Redemption pursuant to Section 7(a), would have accrued with respect to the Conversion Amount being converted or redeemed under this Certificate of Designations at the then existing Dividend Rate for the period from the applicable Conversion Date, Triggering Event Redemption Date or Change of Control Redemption Date, as the case may be, through the Maturity Date.

(xix) "Maturity Date" means, with respect to the Preferred Shares, the third anniversary of the Initial Issuance Date, unless extended pursuant to Section 3(d)(vii).

    (xx)         "N" means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid in full by the Company on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred.

(xxi) "NYSE" means The New York Stock Exchange, Inc.

(xxii) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

    (xxiii)       Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

    (xxiv)     "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xxv) "Principal Market" means the OTC Bulletin Board.

    (xxvi)      "Redemption Prices" means, collectively, the Triggering Event Redemption Price, the Maturity Date Redemption Price and the Change of Control Redemption Price, each of the foregoing, individually, a Redemption Price.

    (xxvii)     "Registration Rights Agreement" means that certain registration rights agreement by and among the Company and the initial Holders of the Preferred Shares dated as of the Subscription Date, as such agreement may be amended from time to time as provided in such agreement.

(xxviii) "Required Holders" means the Holders of Preferred Shares representing at least two-thirds of the aggregate Preferred Shares then outstanding.

(xxix) "SEC" means the Securities and Exchange Commission.

    (xxx)       "Securities Purchase Agreement" means that certain securities purchase agreement by and among the Company and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

(xxxi) "Stated Value" means $1,000.

(xxxii) "Subscription Date" means November 27, 2009.

(xxxiii) "Subsidiaries" shall have the meaning as set forth in the Securities Purchase Agreement.

    (xxxiv)    "Successor Entity" means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person's Parent Entity.

(xxxv) "Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(xxxvi) "Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under this Certificate of Designations.

    (xxxvii)   "Trading Day" means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded; provided that "Trading Day" shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

    (xxxviii)   "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(xxxix) "Warrants" shall have the meaning as set forth in the Securities Purchase Agreement.

    (xl)          "Weighted Average Price" means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Eligible Market during the period beginning at 9:30:01 a.m. (or such other time as the applicable Eligible Market publicly announces as the official open of trading), New York City Time, and ending at 4:00:00 p.m., New York City Time (or such other time as the applicable Eligible Market publicly announces as the official closing of trading), as reported by Bloomberg through its "Volume at Price" function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the applicable Eligible Market publicly announces as the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the applicable Eligible Market publicly announces as the official closing of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term "Weighted Average Price" being substituted for the term "Closing Sale Price." All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

              (b) Holder's Conversion Right.  Subject to the provisions of Section 6 at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

               (c) Conversion.  The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

Conversion Amount
Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

    (i) Holder's Delivery Requirements.  To convert Preferred Shares into shares of Common Stock on any date (a "Conversion Date"), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and the Company's designated transfer agent (the "Transfer Agent"); provided, however, if the Conversion Notice is delivered after 6:00 p.m. New York City Time, it shall be deemed to be received as of the next Trading Day and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 11) (the "Preferred Stock Certificates").

(ii) Company's Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (I) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date"), (A) (1) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system, or (2) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled and (B) pay to the Holder in cash by wire transfer (unless another form of consideration is mutually agreed by the Company and any particular Holder) the Make-Whole Additional Amount per Preferred Share converted. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price, Closing Bid Price, Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within one (1) Business Day of receipt of such Holder's Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price, Closing Bid Price, Weighted Average Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within one (1) Business Day after approval of the investment bank or outside accountant by the Required Holders submit via facsimile (A) the disputed determination of the Closing Sale Price, Closing Bid Price or Weighted Average Price, as applicable, to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. The reasonable expenses of such investment bank or accountant in making such determination shall be paid by the Company in the event the Holder's calculation was correct, or by the Holder in the event the Company's calculation was correct, or equally by the Company and the Holders in the event that neither the Company's or the Holder's calculation was correct.

(iv) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company's Failure to Timely Convert.

    (A)        Cash Damages.    If (x) within three (3) Trading Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder's balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Preferred Shares or (y) within three (3) Trading Days of the Company's receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to one percent (1.0%) of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled pursuant to the applicable Conversion Notice and the terms of this Certificate of Designations, and, in the event the Company has failed to deliver a new Preferred Stock Certificate to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate, but in no event in excess of five percent (5.0%).  If the Company fails to pay the additional damages set forth in this Section 2(d)(v)(A) within five (5) Trading Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if on the Share Delivery Date, the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder's balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder's conversion of Preferred Shares, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Preferred Shares as required pursuant to the terms hereof.

    (B)         Void Conversion Notice; Adjustment of Conversion Price.  If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the fifth (5th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company (a "Void Conversion Notice"), with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder's Conversion Notice; provided that the voiding of a Holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise.  Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price  relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

    (C) Conversion Failure.  If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the tenth (10th) Trading Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "Conversion Failure"), then the Holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such Holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3.

        (vi)        Pro Rata Conversion; Disputes.  In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(d)(iii).

    (vii)        Mandatory Redemption at Maturity.  If any Preferred Shares remain outstanding on the Maturity Date, the Company shall redeem such Preferred Shares in cash in an amount equal to the outstanding Conversion Amount for each such Preferred Share (the "Maturity Date Redemption Price").  The Company shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such Holder.  If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under any Transaction Document, (I) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (II) any Holder shall have the option to require the Company to convert any or all of such Holder's Preferred Shares and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the Conversion Price.  If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date may be extended at the option of any applicable Holder for any Preferred Shares held by such Holder until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price and also may be extended at the option of any applicable Holder for any Preferred Shares held by such Holder for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 6 or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing or (C) the Equity Conditions have not been satisfied (as indicated in a notice from the Company to the Holders delivered thirty (30) Trading Days prior to the Maturity Date) or waived by the applicable Holder.  All redemptions shall be made on a pro-rata basis to all holders of outstanding Preferred Shares.  Except for mandatory redemption at the Maturity Date, as contemplated above, the Company does not have the right to require any Holder to redeem any of its outstanding Preferred Shares or any unpaid Dividends thereon.

    (viii)        Book-Entry.  Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares.  The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion.  In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error.  Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate.  A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof.  Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF.  THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e)  Taxes.

    (i) Any and all payments made by the Company hereunder, including any amounts received on a conversion or redemption of the Preferred Shares and any amounts on account of dividends or deemed dividends, must be made by it without any Tax Deduction, unless a Tax Deduction is required by law. If the Company is aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction) in respect of any payment to any Holder, it must notify such Holders promptly.

    (ii) If a Tax Deduction is required to be made by the Company with respect to any payment to any Holder, the amount of the payment made by the Company will be increased to an amount which (after making the Tax Deduction, including any Tax Deduction applicable to additional sums payable pursuant to this Section 2(e)) results in the receipt by such Holder of an amount equal to the payment which would have been due if no Tax Deduction had been required. If the Company is required to make a Tax Deduction, it must make any payment required in connection with that Tax Deduction within the time allowed by law.

As soon as practicable after making a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

    (iii) In addition, the Company agrees to pay in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or in connection with the execution, delivery, registration or performance of, or otherwise with respect to, the Preferred Shares ("Other Taxes").  As soon as practicable after making a payment of Other Taxes, the Company must deliver to such Holder any official receipt or form, if any, provided by or required by the taxing authority to whom the Tax Deduction was paid.

    (iv) The obligations of the Company under this Section 2(e) shall survive the Maturity Date of the Preferred Shares and the payment for the Preferred Shares and all other amounts payable hereunder.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

    (i) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time after the Subscription Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time after the Subscription Date combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

    (ii) Other Events.  If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

    (iii) Voluntary Adjustment By Company.  The Company may at any time reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(g) Notices.

    (i) Immediately upon any adjustment of the Conversion Price pursuant to Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment.  In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

    (ii) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

    (iii) The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3) Redemption at Option of Holders.

(a) Triggering Event. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

    (i) the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

    (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of ten (10) consecutive Trading Days or for more than an aggregate of thirty (30) days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

    (iii) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

    (iv) the occurrence of a Public Information Failure (as defined in the Securities Purchase Agreement) that continues for sixty (60) or more days;

    (v) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or by full satisfaction of the provisions of Section 2(d)(v)(B) above after delivery of a Void Conversion Notice by a Holder or (B) notice, written or oral, to any Holder, including by way of public announcement, or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

    (vi) at any time following the tenth (10th) consecutive Business Day that a Holder's Authorized Share Allocation is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Preferred Shares (without regard to any limitations on conversion set forth in Section 6 or otherwise);

    (vii) the Company's failure to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document (as defined in the Securities Purchase Agreement);

    (viii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

    (ix) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action; or

    (x) the Company breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant which is curable, only if such breach remains uncured for a period of at least five (5) Business Days.

    (b) Redemption Option Upon Triggering Event.  In addition to all other rights of the Holders contained herein, after a Triggering Event, each Holder shall have the right, at such Holder's option, to require the Company to redeem (a "Triggering Event Redemption") all or a portion of such Holder's Preferred Shares at a price per Preferred Share equal to the sum of (i) greater of (A) 125% of the Conversion Amount and (B) the product of (1) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (2) the greatest Closing Sale Price of the Common Stock during the period beginning on the date immediately preceding such Event of Default and ending on the date the Holder delivers the Notice of Redemption at Option of Holder and (ii) the Make-Whole Additional Amount per Preferred Share being redeemed (the "Triggering Event Redemption Price").

    (c) Mechanics of Redemption at Option of Buyer.  Within one (1) Business Day after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each Holder.  At any time after the earlier of a Holder's receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder's Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Holder") to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

    (d) Payment of Redemption Price.  Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall within one (1) Business Day of such receipt notify each other Holder by facsimile of the Company's receipt of such notice(s).  The Company shall deliver on the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder (the "Triggering Event Redemption Date") the applicable Triggering Event Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company's receipt of the first Notice of Redemption at Option of Holder.  To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments.  If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each Holder interest at the rate of one and one-half percent (1.5%) per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.  The Holders and Company agree that in the event of the Company's redemption of any Preferred Shares under this Section 3, the Holders' damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders.  Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders' actual loss of its investment opportunity and not as a penalty.

    (e) Void Redemption.  In the event that the Company does not pay any Redemption Price within the applicable time period, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the "Void Optional Redemption Notice").  Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Redemption Notice of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Redemption Notice is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company and (iv) the interest amounts in respect of each unredeemed Preferred Share referred to in clause (d) above shall cease to accrue.

    (f) Disputes; Miscellaneous.  In the event of a dispute as to the determination of the arithmetic calculation of any Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term "Redemption Price" being substituted for the term "Conversion Rate".  A Holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice.  In the event of a redemption pursuant to this Certificate of Designations of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4) Other Rights of Holders.

    (a) Assumption.  The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company's Common Stock automatically constituting an assumption in writing) all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and such written agreements approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market.  Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein.  Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations.  The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

    (b) Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(5) Reservation of Shares.

    (a) The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 130% of the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the Initial Issuance Date.  The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than 130% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations or restrictions on convertibility of the Preferred Shares pursuant to Section 6 or otherwise); provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by reason of the previous sentence (without regard to any limitations on conversions) (the "Required Reserve Amount").  The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation").  In the event a Holder shall sell or otherwise transfer any of such Holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

    (b) Insufficient Authorized Shares.  If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding.  Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.  Notwithstanding the foregoing, if at such time of an Authorized Share Failure, the Company is able to obtain the written consent of a majority of the shares of its issued and outstanding Common Stock to approve the increase in the number of authorized shares of Common Stock, the Company may satisfy this obligation by obtaining such consent and submitting for filing with the SEC an Information Statement  on Schedule 14C.

    (6) Limitation on Beneficial Ownership.  The Company shall not effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 4.99% (the "Maximum Percentage") of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  The Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion.   For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Person or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section 6, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written request of any Holder, the Company shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Preferred Shares, by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder providing such written notice and not to any other Holder.

    (7) Change of Control Redemption Right; Liquidation, Dissolution, Winding-Up.

    (a) Change of Control.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holders (a "Change of Control Notice").  At any time during the period (the "Change of Control Period") beginning after a Holder's receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Holder may require the Company to redeem (a "Change of Control Redemption") all or any portion of such Holder's Preferred Shares by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  Any Preferred Shares subject to redemption pursuant to this Section 7 shall be redeemed by the Company in cash at a price equal to the sum of (I) the greater of (i) 125% of the Conversion Amount being redeemed and (ii) the product of (A) the Conversion Amount being redeemed (B) the quotient determined by dividing (1) the greatest Closing Sale Price of the Common Stock during the period commencing as of the Trading Day immediately prior to the public announcement of such proposed Change of Control and ending as of the Trading Day immediately prior to the consummation of such Change of Control by (2) the Conversion Price and (II) the applicable Make-Whole Additional Amount for the Preferred Shares being redeemed (the "Change of Control Redemption Price").  The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company's receipt of such notice otherwise (the "Change of Control Redemption Date").  To the extent redemptions required by this Section 7(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments.  Notwithstanding anything to the contrary in this Section 7(a), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 7 may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company's Common Stock pursuant to Section 2(c)(i).  The parties hereto agree that in the event of the Company's redemption of any of the Preferred Shares under this Section 7(a), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 7(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.  In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 3(e).

(b)  Liquidation.  In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the Capital Stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds, including the shares of Series B Preferred Stock (the "Pari Passu Shares"), if any, then each Holder and each holder of any such Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares.  After the foregoing distributions, the Holders shall be entitled, on a pari passu basis with the holders of Common Stock and treating for the purpose thereof all of the Preferred Shares as having been converted into Common Stock pursuant to Section 2, to participate in the distribution of any remaining assets of the Company to the holders of the outstanding Common Stock.  To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred stock of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies.  The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

        (8) Ranking.  All shares of Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.  The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.  Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other Capital Stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event.  The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions, amortization and redemption payments and payments upon the liquidation, dissolution and winding up of the Company, provided, that the maturity date (or any other date requiring redemption, repayment or any other payment, including, without limitation, dividends in respect of any such preferred shares) of any such junior preferred shares is not on or before 91 days after the Maturity Date.  In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may not be pari passu with, or junior to, any Capital Stock of the successor entity) and no merger shall result inconsistent therewith.

              (9) Participation.  Subject to the rights of the holders, if any, of the Pari Passu Shares, the Holders shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.  Following the occurrence of a Liquidation Event and the payment in full to a Holder of its applicable liquidation preference, such Holder shall cease to have any rights hereunder to participate in any future dividends or distributions made to the holders of Common Stock.

(10) Vote to Change the Terms of or Issue Preferred Shares.  In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company may: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any articles of amendment, certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the be    nefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Preferred Shares; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services at cost); (e) pay dividends or make any other distribution on the Common Stock; (f) amend any provision of the certificate of designations with respect to the Series B Preferred Stock or (g) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(11) Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(12) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief).  No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy.  Nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations.  The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(13) Construction.  This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers (as defined in the Securities Purchase Agreement) and shall not be construed against any person as the drafter hereof.

(14) Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(15) Notice.  Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer then substituting the words "holder of Securities" for the word "Buyer").

(16) Transfer of Preferred Shares.  A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(17) Preferred Share Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee.  The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(18) Stockholder Matters.  Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the applicable Eligible Market, the Nevada Revised Statutes, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Conversion Shares may be effected by written consent of the Company's stockholders or at a duly called meeting of the Company's stockholders, all in accordance with the applicable rules and regulations of the applicable Eligible Market and the Nevada Revised Statutes.  This provision is intended to comply with the applicable sections of the Nevada Revised Statutes permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(19) Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise.  In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company shall so indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(20) Control Shares Act. The provisions of Nevada Revised Statutes Sections 78.378 to 78.3793 (the "Control Shares Act") do not apply to any acquisition of a controlling interest (as defined in the Control Shares Act) in the Company by any Buyer (as defined in the Securities Purchase Agreement) identified on the Schedule of Buyers attached to the Securities Purchase Agreement.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Jie Han, its Chief Executive Officer, as of the 27th day of November, 2009.

CHINA XD PLASTICS COMPANY LIMITED

By:	/s/ Jie Han
Name: Jie Han
Title: Chief Executive Officer

EXHIBIT I

CHINA XD PLASTICS COMPANY LIMITED

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of China XD Plastics Company Limited (the "Certificate of Designations").  In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, par value $0.0001 per share (the "Preferred Shares"), of China XD Plastics Company Limited, a Nevada corporation (the "Company"), indicated below into shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Stock certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Interwest Transfer Company, Inc. to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated November __, 2009 from the Company and acknowledged and agreed to by Interwest Transfer Company, Inc.

CHINA XD PLASTICS COMPANY LIMITED

By:
Name:
Title: